As filed with the Securities and Exchange Commission on September 1, 1999
                         Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                            COMVERSE TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

                New York                                      13-3238402
    (State or Other Jurisdiction of                         (I.R.S. Employer
     Incorporation or Organization)                      Identification Number)

                            170 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 677-7200
               (Address, including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                      ------------------------------------

                                 KOBI ALEXANDER
          President, Chairman of the Board and Chief Executive Officer
                            Comverse Technology, Inc.
                            170 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 677-7200
            (Name, address, including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                      ------------------------------------
                                   Copies to:
        William F. Sorin, Esq.                      Barbara L. Becker, Esq.
           823 Park Avenue                          Chadbourne & Parke LLP
       New York, New York 10021                      30 Rockefeller Plaza
            (212) 249-0732                         New York, New York 10112
                                                       (212) 408-5100
                      ------------------------------------

Approximate date of commencement of proposed sale to the public: At such time or times after the Registration Statement becomes effective as the Selling Holders may determine.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. |_|
                   -----------------------------------------


                                                      CALCULATION OF REGISTRATION FEE
 -------------------------------------- ----------------------- ------------------------ --------------------- ================
        Title of each class of                  Amount             Proposed maximum        Proposed maximum       Amount of
           securities to be                     to be               offering price            aggregate         registration
              registered                    registered (1)           per unit (2)         offering price (2)       fee (2)
 ====================================== ======================= ======================== ===================== ================
 Common Stock, par value $0.10 per             339,601                 $77.21875            $26,223,564.72        $7,290.15
 share
 ====================================== ======================= ======================== ===================== ================


(1) Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.

(2) Pursuant to Rule 457 under the Securities Act of 1933, the proposed maximum aggregate offering price and the registration fee are based upon the average of the high and low prices per share of the Registrant's Common Stock reported on the Nasdaq National Market on August 30, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 1999

                                   PROSPECTUS

                                 339,601 SHARES

                            COMVERSE TECHNOLOGY, INC.

                                  COMMON STOCK


     The shareholders identified in this Prospectus are offering to sell up to 339,601 shares of Common Stock of Comverse Technology, Inc. Comverse will not receive any of the proceeds from such sales.

     The selling shareholders propose to sell the shares from time to time in private or public transactions occurring either on or off the Nasdaq National Market at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts.

     The selling shareholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event any profit on the sale of shares by those selling shareholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

     Comverse's Common Stock is traded on the Nasdaq National Market under the symbol "CMVT." On August 30, 1999, the closing price of the Common Stock was $76.625 per share.


     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     PROSPECTUS DATED _______________, 1999

     YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.


                                TABLE OF CONTENTS

                                                                            PAGE

About This Prospectus..........................................................1
Where You Can Find More Information............................................1
Summary- The Company...........................................................3
Risk Factors...................................................................4
Recent Developments...........................................................10
Use Of Proceeds...............................................................10
Selling Shareholders..........................................................11
Description Of Capital Stock..................................................12
Plan Of Distribution..........................................................13
Legal Matters.................................................................14
Experts.......................................................................15





                              ABOUT THIS PROSPECTUS

     This Prospectus is a part of a registration statement (the "Registration Statement") that we have filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf registration" process. You should read both this Prospectus and any supplement together with additional information described under "Where You Can Find More Information."

     All references in this Prospectus to "Comverse," the "Company," "we," "us," or "our" mean Comverse Technology, Inc., including the entities acquired by the Company and its other directly and indirectly owned subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

     Comverse files annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

     Comverse has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not include all the information contained in the Registration Statement and its exhibits. For further information with respect to Comverse and the Common Stock, you should consult the Registration Statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

     The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this Prospectus. Any information we file with the SEC after the date of this Prospectus and until this offering is completed will automatically update and supersede the information contained in this Prospectus.

     We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

o........Annual Report on Form 10-K for the year ended January 31, 1999;
o........Quarterly Report on Form 10-Q for the quarter ended April 30, 1999; and
o........Description of Comverse's Common Stock contained in its registration statement on Form 8-A filed with the SEC on March 17, 1987, as amended.

     We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies should be directed to: Comverse Technology, Inc., Attention: Vice President, Corporate and Marketing Communications, 170 Crossways Park Drive, Woodbury, NY 11797, telephone number (516) 677-7200.

                              SUMMARY--THE COMPANY


     Because this is a summary, it does not contain all the information about Comverse that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this Prospectus.

     Comverse manufactures and markets special-purpose computer and telecommunications systems and software for multimedia communications and information processing applications. Our products are used in a broad range of applications by wireline and wireless telephone network operators, government agencies, call centers, financial institutions and other public and commercial organizations worldwide.

     Our products include multimedia messaging and information processing systems and software that support enhanced services offerings by telephone companies and other providers of telecommunications services. Our products enable these organizations to provide their customers with a variety of integrated, revenue-generating services, such as personalized call answering, voice mail, fax mail, unified multimedia messaging, Internet messaging, pre-paid calling, short text messaging, interactive voice response and audiotext services that are typically offered by service provider organizations to their customers, often on a subscription or pay-per-call basis.

     We also manufacture multiple channel, multimedia digital monitoring systems for recording, surveillance and information gathering and analysis activities of law enforcement and intelligence agencies, and digital recording systems used by financial services companies, emergency services providers and call center operations, among others, for transaction verification and training purposes.

     Comverse offers a variety of telecommunications software products, including products that are integrated with our systems and products that work in combination with other systems to support "intelligent network" and "advanced intelligent network" applications, such as 800 number translation, Internet routing, short text messaging, local number portability, cellular roaming and emergency "911" services, as well as "interactive voice response" based enhanced services, such as virtual private network, network announcement, customer service/customer care, operator-free collect calling, call forwarding and directory services.

     Comverse was incorporated in New York in October 1984. Our principal executive offices are located at 170 Crossways Park Drive, Woodbury, New York 11797, and our telephone number is (516) 677-7200.

     For additional information relating to our business, operations, properties, certain acquisitions and other matters, see the documents referred to above under "Where You Can Find More Information."

                                  RISK FACTORS


     Before purchasing any shares, you should carefully consider the following risk factors in addition to the other information contained and incorporated by reference in this Prospectus. Certain statements in this Prospectus and in documents incorporated by reference in this Prospectus are forward-looking and are identified by the use of forward-looking words or phrases such as "plan," "planned," "intend," "intended," "will be positioned," "expect," is or are "expected," "anticipate" and "anticipated." These forward-looking statements reflect only our current expectations. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the following risk factors are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

MANAGEMENT OF GROWTH AND ACQUISITIONS

     Comverse has grown rapidly over the past decade and continues to experience rapid growth in its operations, both through internal expansion and acquisitions of other companies. Our future success will depend in part on our ability to manage growth effectively. As the Company's operations expand worldwide, management issues are likely to become more complex and challenging. We also regularly examine opportunities to acquire other companies or lines of business. Acquisitions present a number of significant financial, operational and legal risks. It can also be difficult to combine the operations of an acquired business with our own, without suffering the loss of key personnel, customers or distributors. During 1998, we merged with Boston Technology, Inc. ("Boston Technology"). As a result of its significantly greater concentration on a small number of telephone company customers, Boston Technology's business has historically been considerably more volatile than ours, and the operations of Comverse following the merger may be less predictable and subject to greater risks from actions of individual customers than our operations prior to the merger. If Comverse fails to manage its growth effectively, future operations and financial results will be adversely affected.

EMPHASIS ON LARGE SYSTEMS

     Our business has, to a significant extent, been based on contracts for large, high capacity systems, and we continue to emphasize these systems in our product development and marketing plans. Users of high-capacity systems, such as telephone companies, require systems that provide an exceptionally high level of reliability. Such systems are typically more costly to design, build and support. Contracts for large installations typically involve a lengthy and complex bidding and selection process, and our ability to obtain particular contracts is difficult to predict. In addition, the timing and scope of these opportunities and the pricing and margins associated with any eventual contract award are difficult to forecast, and may vary substantially from transaction to transaction. Comverse's traditional dependence on large orders, and the investment required to enable us to perform such orders, without assurance of continuing order flow from the same customers and predictability of gross margins on any future orders, increase the risk associated with our business.

TECHNOLOGICAL CHANGE AND COMPETITION

     The telecommunications industry is undergoing rapid technological changes, and our continued success will depend on our ability to enhance our existing products and to introduce new products on a timely and cost-effective basis. Comverse's products utilize complex hardware and software technology that performs critical functions to highly demanding standards. The greater the complexity of our products, the greater is the risk of future performance problems or delays in product introductions, which could damage our business and financial results.

     We sell a majority of our products to telephone companies and other telecommunication services providers. The telecommunications services industry is undergoing significant change as a result of deregulation and privatization worldwide. Our business can be seriously affected by unforeseen changes in the competitive or regulatory environment in our various markets. Our business is extremely competitive, and we expect competition to continue to intensify. Our existing competitors will continue to present substantial competition, and other companies, many with considerably greater financial, marketing and sales and other resources, may enter our markets in the future.

     The telecommunications industry has experienced a continuing evolution of product offerings and alternatives for delivery of services. These trends have affected and may be expected to have a significant continuing influence on conditions in our markets. Rapid and significant change makes planning decisions more difficult and increases the risk inherent in the planning process.

RISKS OF GOVERNMENT BUSINESS

     Many of our sales are made to customers that are owned or controlled by governments or government instrumentalities. Government business is, in general, subject to special risks, such as delays in funding; termination of contracts or subcontracts for the convenience of the government; termination, reduction or modification of contracts or subcontracts in the event of changes in the government's policies or as a result of budgetary constraints; obligations of performance guarantees and restrictions on the draw-down of funds subject to achievement of performance milestones; requirements to obtain and maintain security clearances for operating subsidiaries and key personnel; and increased or unexpected costs resulting in losses or reduced profits under fixed price contracts. The special risks associated with government contracts could have a material adverse effect on our future business and financial performance.

     The market for telecommunications monitoring systems, which are primarily sold to government customers, is in a period of significant transition. Budgetary constraints, uncertainties resulting from the introduction of new technologies in the telecommunications industry and shifts in the pattern of government expenditures resulting from geopolitical events have increased uncertainties in this industry, resulting in certain instances in the attenuation of government procurement programs beyond their originally expected performance periods and an increased incidence of delay, cancellation or reduction of planned projects. The delay and uncertainties surrounding the Communications Assistance for Law Enforcement Act have had a significant negative impact on purchasing plans of law enforcement agencies in North America engaged in monitoring activities. Our ability to obtain government orders in particular instances may also be affected by decisions of potential government customers to develop their own products or technical solutions internally, rather than through the use of outside suppliers, and by decisions of government contractors and systems integrators to bid on individual government procurement opportunities. The lack of predictability in the timing and scope of government procurements has made planning decisions more difficult and has increased the associated risks.

INTERNATIONAL OPERATIONS

     A significant portion of our sales are made to customers outside of the United States. International transactions involve particular risks, including political decisions affecting tariffs and trade conditions, rapid and unforeseen changes in economic conditions in individual countries, turbulence in foreign currency and credit markets, and increased costs resulting from lack of proximity to the customer. Our products must be designed to meet the regulatory standards of foreign markets, and any inability to obtain foreign regulatory approvals can cause us to lose sales opportunities. In addition, international sales frequently require special features and customization to satisfy local market conditions, and certain international customers may require longer payment terms than we typically provide.

     Volatility in international currency exchange rates may have an impact on our operating results. Comverse has significant contracts payable in foreign (primarily Western European and Japanese) currencies. As a result of the unpredictable timing of purchase orders and payments under such contracts and other factors, it is often not practicable for us to effectively hedge the risk of significant changes in currency rates during the contract period. Since Comverse engages in currency hedging only to a limited extent, our financial results can be affected by the impact of currency fluctuations in any particular period, as well as the cost of such hedging activities that we do perform.

     In the past few years, we have made significant sales to customers in Japan, China, Taiwan and other countries in the Far East and Southeast Asia. The economic downturn in this region has significantly reduced the demand for our systems in certain countries. If regional economic conditions fail to improve, our operating results could be more seriously affected in the future. Moreover, our future operating results will be adversely affected should current economic instability result in more widespread slowdown or recessionary conditions in other major world markets, or in severe trade or currency disruptions.

SUBSTANTIAL LEVERAGE

     Comverse has a significant amount of indebtedness outstanding. As of April 30, 1999, our total consolidated long-term liabilities were approximately $427.0 million. The amount of debt carried by Comverse can affect our business in a variety of ways, such as (i) limiting our ability to obtain any necessary additional financing in the future on reasonable terms, or at all; (ii) requiring the dedication of a substantial portion of our cash flow from operations to debt service payments, making it unavailable for other purposes;
(iii) limiting our flexibility in operating, or reacting to changes in, our business; (iv) placing us at a competitive disadvantage to certain of our competitors; and (v) making us more vulnerable to downturns in our business.

CASH MANAGEMENT AND INVESTMENT ACTIVITIES

     Comverse holds a significant portion of its assets in a variety of financial instruments, including government obligations, commercial paper, medium-term notes, bank time deposits, money-market accounts, common and preferred stocks and convertible debt obligations. Decisions as to our financial holdings are made both for purposes of cash management and, to some extent, as strategic and portfolio investments. These activities subject Comverse to risks inherent in the capital markets generally, and to the performance of other businesses over which we have no direct control. Through ComSor Investment Fund N.V., a company we formed in partnership with Quantum Industrial Holdings Ltd., an investment company managed by Soros Fund Management LLC, we engage in investment activities including venture capital investments in high technology firms, primarily located in Israel. Comverse also engages in direct strategic and capital management investment activities for its own account.

     We believe that Comverse's investments will enable it to participate in technology innovation opportunities in areas of interest to it without having to dedicate the capital and management resources that would be necessary for such participation through its own internal research and development efforts. Our objectives are also to initiate relationships that may result in eventual expansion of Comverse's product and marketing positions and potential acquisition opportunities, and to leverage Comverse's technological expertise and established relationships in the technology, business and financial communities to identify and participate in special opportunities. Investments in early-stage technology ventures, however, are subject to a number of risks associated with the limited operating history of such ventures and the frequent illiquidity of their securities. While we do not regard Comverse's portfolio and strategic investment activities as a primary element of its overall business plan, we expect to continue to allocate some of Comverse's liquid assets for these purposes and, in particular, to increase our holdings in technology companies as part of Comverse's long-term growth strategy. Since Comverse maintains a significant amount of liquid assets relative to our overall size, our financial results in the future may, to a greater degree than in the past, be affected by the results of our capital management and investment activities and the risks associated with those activities.

SUBSIDIARY OPERATIONS

     Substantially all of Comverse's operations are conducted through subsidiaries. We are limited by contract in the amount of dividends Comverse can receive from one of its subsidiaries in Israel to 75% of their net income. In addition, because Comverse's Israeli subsidiaries have received certain benefits under the laws relating to "Approved Enterprises" (described in the following paragraph), the payment of dividends to Comverse may subject those subsidiaries to certain Israeli taxes to which they would otherwise not be subject. Our Israeli subsidiaries are required under Israeli law to withhold for tax purposes, at a rate of up to 25%, cash dividends paid to foreign residents. Under the United States-Israel Tax Treaty, a 12.5% Israeli dividend withholding tax would apply to dividends paid to a U.S. corporation (such as Comverse) that owns 10% or more of an Israeli company's voting stock for, in general, the current and preceding tax years of the Israeli company. Dividends on income derived from an "Approved Enterprise" are subject to a 15% dividend withholding tax. Comverse has also granted options to certain of its officers and employees to purchase equity in certain of its subsidiaries; if such options are exercised, Comverse's participation in any earnings and future distributions by such subsidiaries will be reduced.

OPERATIONS IN ISRAEL; REDUCED GOVERNMENT SUBSIDIES

     A significant portion of our research and development and manufacturing operations are located in Israel and may be affected by regulatory, political, military and economic conditions in that country. Comverse's historical operating results reflect substantial benefits from programs sponsored by the Israeli government for the support of research and development, as well as tax moratoriums and favorable tax rates associated with investments in approved projects ("Approved Enterprises") in Israel. The Israeli government has indicated its intention to re-examine certain of its policies in these areas.

     Recently, the Israeli government acted to increase, from between 2% and 3% of associated product sales to 3% of associated product revenues (including service and other related revenues), the annual rate of royalties to be applied to repayment of benefits under a conditional grant program administered by the Office of the Chief Scientist of the Ministry of Industry and Trade, a program in which we have regularly participated and under which we continue to receive significant benefits through reimbursement of up to 50% of qualified research and development expenditures. The repayment of amounts received under the program will be accelerated through these higher royalty rates until repayment is completed. Repayment of any amount received under programs which have been, or will be, approved by the Office of the Chief Scientist after January 1, 1999 will entail repayment of the amount received (calculated in U.S. dollars), plus interest on such amount at a rate equal to the 12-month LIBOR rate in effect at the time of the approval of the program. In addition, permission from the government of Israel is required for us to manufacture outside of Israel products resulting from research and development activities funded under these programs, or to transfer outside of Israel related technology rights. In order to obtain such permission, we may be required to increase the royalties to the applicable funding agencies and/or repay certain amounts received as reimbursement of research and development costs. The Israeli authorities have also indicated that this funding program will be further reduced significantly or eliminated in the future, particularly for larger companies such as Comverse.

     The Israeli government has also shortened the period of the tax moratorium applicable to Approved Enterprises from four years to two years. Although this change has not affected the tax status of our projects that were eligible for the moratorium prior to 1997, it applies to the subsequent "Approved Enterprise" projects.

     If further changes in the law or government policies regarding those programs were to result in their termination or adverse modification, or if Comverse were to become unable to participate in or take advantage of those programs, the cost of our operations in Israel would increase and there could be a material adverse effect on our operations and financial results. To the extent that Comverse increases its activities outside Israel, which could result from, among other things, future acquisitions, such increased activities will not be eligible for programs sponsored by Israel.

     Although Comverse's operations have not been adversely affected to date by political or military conditions in Israel, a disruption of our operations in Israel due to political, military or other conditions could have a material adverse effect on our operations and financial results.

     General inflation in Israel and increases in the cost of attracting and retaining qualified scientific, engineering and technical personnel in Israel, where the demand for such personnel is growing rapidly with the expansion of high technology industries, have increased our cost of operations in Israel. These increases have not been offset in all periods by proportional devaluations of the Israeli shekel relative to the U.S. dollar and, as a result, have had a negative impact on Comverse's results of operations. Continued increases in our shekel-denominated costs without corresponding devaluation could have a material adverse effect on our future operating results.

DEPENDENCE ON KEY PERSONNEL; STOCK OPTIONS

     Our future success will depend, to a considerable extent, on the contributions of senior management and key employees, many of whom would be difficult to replace, and on our Company's ability to attract and retain qualified employees in all areas of our business. Competition for such personnel is intense, particularly in the computer and telecommunications industries. In order to attract and retain talented and qualified personnel, and to provide incentives for their performance, Comverse has emphasized the award of stock options as an important element of its compensation program, including, in the case of certain personnel, options to purchase shares in certain of our subsidiaries. If such options are exercised, Comverse's participation in any future earnings or distributions by these subsidiaries will be reduced.

INCREASED EXPENDITURES ON OPERATIONS

     We have significantly increased expenditures in all areas of our operations during recent years, and we plan to continue to make significant investment in the growth of our operations during future periods. The competitiveness of our products and our ability to take advantage of future growth opportunities will depend upon our ability to enhance the range of features and capabilities of our existing product lines, develop new generations of products and expand our marketing, sales and product support capabilities. In many instances, we will have to make large expenditures for research and development and product marketing in anticipation of future market requirements that are uncertain and may undergo significant change prior to product introduction. The success of our efforts will depend, to a considerable extent, on our ability to anticipate future market requirements and successfully implement corresponding research and development and marketing programs on a timely basis.

PATENTS AND PROPRIETARY RIGHTS

     Although we use what we believe to be customary and appropriate measures to protect Comverse's technology, these measures may not prove to be successful, and our competitors may be able to develop similar technology independently. Comverse currently holds eighteen United States patents and a number of foreign patents and periodically files additional applications for patents on various features of its products. No assurance can be given that claims allowed with respect to any current or future patents will prove to be sufficiently broad to protect our technology. In addition, no assurance can be given that our patents will not be challenged, invalidated or circumvented, or that the rights granted under the patents will provide significant benefits.

     Comverse and its customers from time to time receive communications from third parties, including some of our competitors, alleging infringement by our products of certain of such parties' patent rights. Although such communications are common in the computer and telecommunications industries, and we have in the past been able to obtain any necessary licenses on commercially reasonable terms, there can be no assurance that we would prevail in any litigation to enjoin our sale of any products on the basis of such alleged infringement, or that we would be able to license any valid patents on reasonable terms.

VOLATILITY OF SHARE PRICE

     The trading price of Comverse's shares may be affected by the risk factors described in this Prospectus as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of companies in technology businesses tend to exhibit a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of our shares in any given period. Such shortfalls may result from events that are beyond our immediate control, can be unpredictable and, since a significant proportion of our sales during each fiscal quarter often occurs in the latter stages of the quarter, may not be discernible until the end of a financial reporting period. These factors can contribute to the volatility of the trading value of our shares regardless of our long-term prospects. Comverse's revenues and earnings may be less predictable and more volatile than they have historically been as a result of the concentration of Boston Technology's business on a limited number of large customers. The trading price of our shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly-held companies in the computer and telecommunications industries generally, and in our industry in particular, which may not have any direct relationship with Comverse's business or prospects.

YEAR 2000 READINESS

     Comverse has undertaken a comprehensive program to evaluate "Year 2000 compliance" of its products and systems. We consider a product to be "Year 2000 compliant" if the product, when used properly and in conformity with the product information supplied, will accurately store, display, process, provide and/or receive data from, into and between the twentieth and twenty-first centuries, including leap year calculations, provided that all other products used in combination with the product properly exchange date data with it.

     Although we believe that our current products generally either are, or upon the completion of current modification programs will be, Year 2000 compliant, no assurance can be given that our Year 2000 compliance efforts will prove to be fully successful or that unanticipated costs and problems will not be encountered in such efforts. In addition, we have determined that older generations of certain of our products are not and cannot, without unreasonable effort and expense, be made Year 2000 compliant. The costs incurred to date related to the Year 2000 compliance program have been less than $7 million. The program is expected to continue through fiscal 1999, but is not anticipated to have a material adverse effect on our business or financial results.

     It is possible that widespread litigation may be brought in the future against vendors of products that are unable to properly manage data related to the Year 2000. Our customer agreements typically contain provisions designed to limit generally our liability for customer claims. It is possible, however, that these measures will not provide protection from Year 2000 liability claims, as a result of existing or future laws or unfavorable judicial decisions. Any such claims could affect our business, financial condition and results of operations, and result in increased warranty costs, customer satisfaction issues and potential legal damages.

     We have also undertaken a comprehensive program to address Year 2000 readiness in our internal systems. This program has been designed to address our most critical internal systems first and to gather information regarding the Year 2000 compliance of products supplied to us and with which our products are integrated. We intend to have our critical internal systems in Year 2000 compliance by the end of the third quarter of 1999. These activities are intended to encompass all major categories of systems in use by Comverse, including manufacturing, engineering, sales, finance and human resources. We have communicated with our significant suppliers and financial institutions to determine the extent to which Comverse may be vulnerable to those third parties' failure to remedy their own Year 2000 concerns, and have received assurances of Year 2000 compliance from a number of those contacted. Most of the suppliers under existing contracts with Comverse have no contractual obligation to provide such information.

     We currently expect that the total cost of our Year 2000 readiness programs during the current fiscal year will not exceed $5,000,000. This cost estimate does not include potential costs related to any legal claims or the costs of internal software or hardware replaced in the normal course of business. The total cost estimate is based on the current assessment of Comverse's Year 2000 readiness needs and is subject to change as the projects proceed.

     While we currently expect that the Year 2000 issue will not pose significant operational problems, failure to fully identify all Year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions could have material adverse consequences, including delays in the delivery or sale of products. We have under consideration various contingency plans which will be developed as needed to assure continuing operations in the event such problems arise.

                               RECENT DEVELOPMENTS


     On August 5, 1999, Comverse acquired InTouch Systems, Inc. ("InTouch"). This was effected through a merger of InTouch with and into Comverse Network Systems, Inc., a wholly-owned subsidiary of Comverse, which has been accounted for as a pooling of interests. In connection with this merger, former stockholders of InTouch received an aggregate 339,601 shares of the Company's Common Stock, which shares represent approximately 0.5% of the outstanding Common Stock of the Company as of August 16, 1999. InTouch has developed a new generation of intelligent voice-controlled technology that enables telecommunications service providers products providing unified access and control for network-based services and information - both telephony and Internet.


                                 USE OF PROCEEDS


     The shares are being offered by this Prospectus only for the accounts of the selling shareholders identified in this Prospectus or any supplement or amendment hereto (the "Selling Shareholders"). We will not receive any proceeds from the sale of the shares. See, "Selling Shareholders" below.

                              SELLING SHAREHOLDERS


     The Selling Shareholders obtained their Comverse shares when we acquired InTouch upon completion of the merger on August 5, 1999. In connection with the Agreement and Plan of Merger (the "Merger Agreement"), we agreed to register for sale the shares of Common Stock issued by Comverse to the former stockholders of InTouch in this Registration Statement of which this Prospectus forms a part. Under the Merger Agreement, we agreed to keep the Registration Statement effective (subject to our right to require the Selling Shareholders to suspend their use of this Prospectus under certain circumstances), for as long as reasonably specified in the plan of distribution contained in this Prospectus. We have also agreed to bear certain related expenses and to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the federal securities laws. We have filed with the SEC the Registration Statement of which this Prospectus forms a part to enable the sale by the Selling Shareholders of their Comverse shares from time to time on the Nasdaq National Market, in privately negotiated transactions or otherwise, as more fully described under "Plan of Distribution" below.

     The following table sets forth information with respect to the Selling Shareholders and the respective number of shares of Common Stock beneficially owned by each Selling Shareholder. Such information has been obtained from the Selling Shareholders. Because the Selling Shareholders may sell all or some portion of the shares of Common Stock covered under this Prospectus, no estimate can be given as to the amount of shares of Common Stock that will be held by the Selling Shareholders upon termination of any such sales. In addition, the Selling Shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of Common Stock since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act.


                                                                           Shares Beneficially
                                              Shares Beneficially Owned      Owned Following
                                              as of August 16, 1999 and    Completion of this
            Selling Shareholder                     Offered Hereby             Offering(1)

---------------------------------------------
Michael A. Krasner                                     248,556                        0
---------------------------------------------
Lawrence A. Denenberg                                   61,287                        0
---------------------------------------------
Edward Roberts                                          15,132                        0
---------------------------------------------
Chris Schmandt                                           8,277                        0
---------------------------------------------
Thomas Boutureira                                        3,783                        0
---------------------------------------------
Stephen Gildea                                           1,513                        0
---------------------------------------------
Fredric M. White                                           628                        0
---------------------------------------------
Sheldon L. Dinkes                                          425                        0
---------------------------------------------
                                                        ______                    _____
---------------------------------------------
                                                       339,601                        0


(1) Assumes that the Selling Shareholders sell all the shares of Common Stock offered hereby.

     Prior to the Merger, Michael A. Krasner and Lawrence A. Denenberg were directors and executive officers of InTouch. After the Merger, Michael A. Krasner and Lawrence A. Denenberg will remain as employees of the Company but will not serve as directors or officers of the Company. Except as disclosed above, none of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

     Generally, only Selling Shareholders identified in the foregoing table who beneficially own the shares of Common Stock set forth opposite their respective names may sell such shares pursuant to the Registration Statement of which this Prospectus forms a part. The Company may from time to time include additional Selling Shareholders in supplements or amendments to this Prospectus.


                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.10 per share, and 2,500,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of August 16, 1999, there were issued and outstanding 71,067,786 shares of Common Stock. As of July 31, 1999, 11,342,302 shares were reserved for issuance pursuant to outstanding options and warrants, 3,770,492 shares were reserved for issuance pursuant to the Company's 5 3/4% Convertible Subordinated Debentures due 2006 and 6,976,744 shares were reserved for issuance pursuant to the Company's 4 1/2% Convertible Subordinated Debentures due 2005. No shares of Preferred Stock have been issued to date.

     All outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive, redemption or conversion rights, and are entitled to one vote for each share held on each matter submitted to a vote of shareholders. Cumulative voting for the election of directors is not permitted. Holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the rights and preferences of the holders of any Preferred Stock. On liquidation of the Company, after payment of all indebtedness and the liquidation preference to holders of any Preferred Stock, the assets of the Company will be distributed pro-rata to the holders of the Common Stock.

     The Company may issue the Preferred Stock in one or more series. The Board of Directors is authorized, without approval of shareholders, to determine, with respect to each series of Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effects of any issuance of the Preferred Stock upon the rights of holders of the Common Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Preferred Stock as determined by the Board of Directors. Such effects might include dilution of the voting power of the Common Stock, the subordination of the rights of holders of Common Stock to share in the Corporation's assets upon liquidation, and reduction of the amount otherwise available for payment of dividends on Common Stock.

     American Stock Transfer & Trust Company, New York, New York, serves as the transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION


     The Selling Shareholders may sell the Comverse shares covered by this Prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may offer their shares for sale in one or more of the following transactions:

o........on the Nasdaq National Market

o........through the facilities of any national securities exchange or
         U.S. automated inter-dealer quotation system of a registered national securities association on which any of the Comverse shares are then listed, admitted to unlisted trading privileges or included for quotation

o........in privately negotiated transactions, or

o........in a combination of such methods of sale.

     The Selling Shareholders may sell their shares directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, the broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Shareholders and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. We have not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Shareholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

     In connection with the distribution of the Comverse shares, certain of the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Comverse shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell the Comverse shares short and redeliver such shares to close out the short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery of the Comverse shares to the broker-dealer. The Selling Shareholders may also loan or pledge the Comverse shares to a broker-dealer and the broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged shares.

     The Selling Shareholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a Selling Shareholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares by a Selling Shareholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this Prospectus to any person who purchases any of the shares from or through such broker or dealer.

     Under the Merger Agreement, Comverse is required to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and to take such further action as any holder of securities covered by the Registration Rights Agreements may reasonably request to enable such holder to sell his or her securities without registration, including making publicly available the information necessary to permit sales of the securities pursuant to Rules 144 and 144A under the Securities Act.

     Under the Merger Agreement, Comverse is required to bear all fees and expenses incurred in connection with the registration of the Comverse shares, except for any underwriting discounts and sales commissions and fees and expenses of counsel and other agents of the Selling Shareholders. Each of Comverse and the Selling Shareholders has agreed to indemnify the other against certain civil liabilities, including certain liabilities arising under the Securities Act and Exchange Act.

                                  LEGAL MATTERS


     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by William F. Sorin, attorney-at-law, 823 Park Avenue, New York, New York 10021. Mr. Sorin is an officer and director of the Company and the beneficial owner of 6,562 shares of Common Stock issuable upon the exercise of options granted by the Company.

                                     EXPERTS


     The consolidated financial statements of the Company and its subsidiaries as of January 31, 1998 and 1999 and for the years ended December 31, 1996 and 1997, and January 31, 1999, except for Boston Technology, Inc. and its subsidiaries for the year ended January 31, 1997, incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended January 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein. The consolidated financial statements of Boston Technology, Inc. and its subsidiaries (consolidated with those of the Company) for the year ended January 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report which is incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended January 31, 1999. The consolidated financial statements of the Company and its subsidiaries referred to above have been incorporated by reference herein in reliance upon the respective reports of such firms given their authority as experts in accounting and auditing.


===================================================         ==============================================

===================================================         ==============================================

YOU SHOULD RELY ONLY ON THE INFORMATION
PROVIDED OR INCORPORATED BY REFERENCE IN THIS                                 339,601 SHARES
PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT
AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH
ADDITIONAL OR DIFFERENT INFORMATION. THE                                        COMVERSE
COMMON STOCK IS NOT BEING OFFERED IN ANY                                    TECHNOLOGY, INC.
STATE WHERE THE OFFER IS NOT PERMITTED. YOU
SHOULD NOT ASSUME THAT THE INFORMATION IN
THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE
AS OF ANY DATE OTHER THAN THE DATE ON THE                                    COMMON STOCK
FRONT OF SUCH DOCUMENT.

             __________________

              TABLE OF CONTENTS

                                                Page
About This Prospectus...........................1
Where You Can Find More Information.............1                         _____________________
Summary- The Company............................3
Risk Factors....................................4
Recent Developments............................10                              PROSPECTUS
Use Of Proceeds................................10                         _______________, 1999
Selling Shareholders...........................11
Description Of Capital Stock...................12
Plan Of Distribution...........................13
Legal Matters..................................14
Experts........................................15

===================================================         ==============================================

===================================================         ==============================================


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated amounts of the expenses of and related to the offering are as follows:

      Registration Fee -- Securities and Exchange Commission...     $ 7,290.15
      Accounting fees and expenses.............................     $ 3,000.00
      Legal fees and expenses..................................     $ 5,000.00
      Miscellaneous............................................           0.00
                                                                     _________
      Total....................................................     $15,290.15


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has included in its Certificate of Incorporation, pursuant to
Section 402(b) of the Business Corporation Law of the State of New York (the "Business Corporation Law"), a provision that no director of the Company shall be personally liable to the Company or its shareholders in damages for any breach of duty as a director, provided that such provision shall not be construed to eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

     The By-Laws of the Company further provide that the Company shall indemnify its directors and officers, and shall advance their expenses in the defense of any action for which indemnification is sought, to the full extent permitted by the Business Corporation Law and when authorized by resolution of the shareholders or directors of the Company or any agreement providing for such indemnification or advancement of expenses, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to him established that his acts were committed in bad faith or were the result of active and deliberate dishonesty material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company has entered into indemnity agreements with each of its directors and officers pursuant to the foregoing provisions of its By-Laws. The Company maintains insurance policies insuring each of its directors and officers against certain civil liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

Exhibit No.      Description of Exhibit

   3.1 Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 4(A) to the Registrant's Registration Statement on Form S-1, Registration No. 33-9147).
   3.2 Certificate of Amendment of Certificate of Incorporation of Registrant effective February 26, 1993 (incorporated by reference to Exhibit 4(A)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).
   3.3 Certificate of Amendment of Certificate of Incorporation of Registrant effective January 12, 1995 (incorporated by reference to Exhibit 4(A)(2) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-15502).

Exhibit No.      Description of Exhibit

   3.4 By-laws of Registrant, as amended (incorporated by reference to Exhibit 4(B) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).
   4.1 Specimen Common Stock certificate (incorporated by reference to Exhibit 4(C)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).
   5     Opinion of William F. Sorin.
   23.1  Consent of William F. Sorin (included as part of Exhibit 5 hereto).
   23.2  Consent of Deloitte & Touche LLP.
   23.3  Consent of PricewaterhouseCoopers LLP.
   24    Power of Attorney (included on signature pages).


ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement:

                          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii)   to reflect in the prospectus any facts
                                or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                         (iii)  to include any material information
                                with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                             SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment hereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on September 1, 1999.


                                            COMVERSE TECHNOLOGY, INC.




                                            By: /s/ Kobi Alexander
                                                    Kobi Alexander
                                            President, Chairman of the Board and
                                            Chief Executive Officer





                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of KOBI ALEXANDER, WILLIAM F. SORIN and DAVID KREINBERG or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                TITLE                                  DATE
/s/ Kobi Alexander                       President, Chairman of the Board and   September 1, 1999
Kobi Alexander                            Chief Executive Officer
/s/ David Kreinberg                      Chief Financial Officer (principal     September 1, 1999
David Kreinberg                           financial and accounting officer)
/s/ Zvi Alexander                        Director                               September 1, 1999
Zvi Alexander
/s/ Itsik Danziger                       Director                               September 1, 1999
Itsik Danziger

SIGNATURE                                TITLE                                  DATE

/s/ John H. Friedman                     Director                               September 1, 1999
John H. Friedman
/s/ Francis E. Girard                    Director                               September 1, 1999
Francis E. Girard
                                         Director
Sam Oolie
/s/ William F. Sorin                     Secretary and Director                 September 1, 1999
William F. Sorin
/s/ Carmel Vernia                        Director                               September 1, 1999
Carmel Vernia
/s/ Shaula A. Yemini                     Director                               September 1, 1999
Shaula A. Yemini


                                                          INDEX TO EXHIBITS


  Exhibit No.       Description of Exhibit

         3.1        Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 4(A) to the Registrant's Registration
                    Statement on Form S-1, Registration No. 33-9147).
         3.2        Certificate of Amendment of Certificate of Incorporation of
                    Registrant effective February 26, 1993 (incorporated by
                    reference to Exhibit 4(A)(1) to the Registrant's Annual
                    Report on Form 10-K for the year ended December 31, 1992,
                    File No. 0-15502).
         3.3        Certificate of Amendment of Certificate of Incorporation of
                    Registrant effective January 12, 1995 (incorporated by
                    reference to Exhibit 4(A)(2) to the Registrant's Annual
                    Report on Form 10-K for the year ended December 31, 1994,
                    File No. 0-15502).
         3.4        By-laws of Registrant, as amended (incorporated by reference to Exhibit 4(B) to the Registrant's Annual Report on Form
                    10-K for the year ended December 31, 1992, File No.
                    0-15502).
         4.1        Specimen Common Stock certificate (incorporated by reference to Exhibit 4(C)(1) to the Registrant's Annual Report on Form
                    10-K for the year ended December 31, 1992, File No.
                    0-15502).
         5          Opinion of William F. Sorin.
         23.1       Consent of William F. Sorin (included as part of Exhibit 5 hereto).
         23.2       Consent of Deloitte & Touche LLP.
         23.3       Consent of PricewaterhouseCoopers LLP.
         24         Power of Attorney (included on signature pages).

                                    EXHIBIT 5



                                WILLIAM F. SORIN
                                 ATTORNEY-AT-LAW
                                 823 PARK AVENUE
                            NEW YORK, NEW YORK 10021
                            TELEPHONE: (212) 249-0732
                            FACSIMILE: (212) 249-5364


                                                                 August 31, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

                  Re:   COMVERSE TECHNOLOGY, INC.
                        -------------------------

Ladies and Gentlemen:


     I have acted as legal counsel to Comverse Technology, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on the date hereof and relating to an offering of 339,601 shares of the Company's Common Stock, par value $.10 per share, to be offered for resale by the Selling Shareholders identified therein (the "Shares").

     In my capacity as legal counsel to the Company, I have examined originals or copies, certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary for the purpose of rendering this opinion. In the course of such examinations, I have assumed the genuineness of all documents submitted to me as originals and the conformity to originals and certified documents of all copies submitted to me as conformed copies.

     Based upon and subject to the foregoing, I am of the opinion that the Shares are validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me under the caption "Legal Matters" in the Prospectus contained therein. In giving the foregoing consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the Securities and Exchange Commission thereunder.



                                                            Very truly yours,


                                                            /s/ William F. Sorin


                                                                William F. Sorin

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

                                  EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Comverse Technology, Inc. on Form S-3 of our report dated March 8, 1999 (April 15, 1999 as to Note 12), appearing in the Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended January 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP



New York, New York
August 27, 1999

                                  EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Comverse Technology, Inc. on Form S-3 of our report dated April 24, 1997 on our audit of the consolidated financial statements of Boston Technology, Inc. as of January 31, 1997 and for the year ended January 31, 1997, which is included in the Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended January 31, 1999. We also consent to the reference to our firm under the caption "Experts."



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Boston, Massachusetts
August 31, 1999


                                      II-9